Exhibit 10.2

AGREEMENT AND RELEASE

This Agreement and Release (Agreement) is dated as of May 1, 2007 (Today), and is between Scott A. Storrer, [Address] (you), and Connecticut General Life Insurance Company, a Connecticut corporation (the Company).

You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in this Agreement.  Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment.

1.           Your Termination Date.  Your employment with the Company will end by mutual consent on May 18, 2007 (the Termination Date).  Your formal job responsibilities will end Today; however, you agree to be available until your Termination Date to assist with transition.

2.           Your Promises to the Company.

a.	“CIGNA” means, as used throughout this Agreement, CIGNA Corporation and any subsidiaries or affiliates of CIGNA Corporation.

b.
You will, on or before your Termination Date, return to CIGNA any CIGNA property that you now have (for example: identification card, access card, office keys, computer, cell phone, Blackberry, company manuals, office equipment, records and files).  You will remain subject to CIGNA’s policies and procedures, including its Code of Ethics.

c.
You agree that, other than in the good faith performance of your services to CIGNA before your Termination Date, you will not, without first obtaining CIGNA's written permission, (i) disclose any Confidential Information to anyone other than CIGNA employees who have a need to know the Confidential Information or (ii) use any Confidential Information for your benefit or for the benefit of any other person, firm, operation or entity unrelated to CIGNA.  “Confidential Information” means all information including, but not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, processes, financial data, personnel data, customer specific information, confidential customer lists, production and sales information, supplier specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret which is (a) disclosed to or known by you as a consequence of or through your employment with the Company and (b) not generally known to persons, corporations, organizations or others outside of the Company.  After an item of Confidential Information has become public knowledge, you shall have no further obligation under this paragraph 2.c regarding that information so long as you were not responsible, directly or indirectly, for permitting the information to become public knowledge without CIGNA's consent.

d.	Until May 18, 2008, you will not, within any part of the United States or any other country where CIGNA currently conducts business:

(1)
Accept a job as an employee or independent contractor with any of the following businesses or their successors:  Aetna, HealthNet, Humana, United Healthcare, Coventry, Kaiser, Healthcare Service Corporation, WellPoint, The Hartford, Liberty Mutual, MetLife and Illinois Blue Cross Blue Shield (BCBS), BCBS Michigan, CareFirst BCBS, Horizon BCBS, BCBS Minnesota, BCBS Massachusetts, or Blue Shield of California.

(2)
Entice, encourage, persuade, or solicit (or attempt to entice, encourage, persuade, or solicit) (collectively solicit) in any manner any of CIGNA’s customers to (a) terminate or alter their business dealings with CIGNA; (b) reduce the volume of their business dealings with CIGNA; or (c) enter into any new business arrangements with you or any business or enterprise with which you may become employed or affiliated in any way after leaving CIGNA, if such business arrangements would compete with, or adversely affect, any business arrangements that such customer has with CIGNA Today or has been planning to establish during the three-month period ending Today.

e.	Until November 18, 2008, you will not, within any part of the United States or any other country where CIGNA currently conducts business:

(1)
Entice, encourage, persuade, or solicit (or attempt to entice, encourage, persuade, or solicit) (collectively solicit) any CIGNA employees either to terminate employment with CIGNA or to become employed as an employee or independent contractor by you or by any business that you may become employed by or affiliated in any way with after leaving CIGNA.

This paragraph 2.e(1) shall not apply to applications for employment submitted by CIGNA employees in response to general advertisements or to applications submitted voluntarily by CIGNA employees; provided in both cases that such employees have not been enticed, persuaded, or solicited by you or by anyone acting on your behalf and that you have not been involved, either directly or indirectly, in hiring the employee or identifying the employee as a potential recruit.

f.	You acknowledge and agree that you serve as an Executive Vice President of CIGNA Corporation with access to CIGNA's Confidential Information, that CIGNA's business competes on a global basis, that CIGNA's sales and marketing plans are for continued expansion throughout the United States of America and globally, and that the global nature of the non-compete and non-solicitation restrictions contained in paragraph 2.d and 2.e the time limitations contained in paragraph 2.d and 2.e are reasonable and necessary to protect CIGNA’s legitimate business interests and Confidential Information. You further agree that if any court or arbitrator determines that paragraph 2.d and 2.e or any part of it is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power and authority to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

g.
You agree to cooperate with CIGNA in all investigations of any kind, to assist and cooperate in the preparation and review of documents and in meetings with CIGNA attorneys, and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative, agency, or arbitration proceeding involving CIGNA and with respect to which you have relevant information.  CIGNA will reimburse you, upon production of appropriate receipts and in accordance with CIGNA's then existing Business Travel Reimbursement Policy, the reasonable business expenses (including air transportation, hotel, and, similar expenses) incurred by you in connection with such assistance.

h.
You agree that you will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way CIGNA’s integrity, business reputation, or performance, or disparages any of CIGNA's directors, officers, or employees.  It shall not, however, be a violation of this paragraph for you to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over CIGNA's business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, enforcement of this Agreement.

3.	Your Severance Arrangements.

a.
From Today until your Termination Date, the Company will continue to pay you a salary at your current regular salary rate, and you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs.  During this period, you agree to remain available for internal consulting and advice to the CEO and other division heads.

b.	You agree that you will not be covered by the CIGNA Short-Term Disability Plan or CIGNA Long-Term Disability Plan after Today.

c.	You will receive no further time off benefits for 2007 after Today.

d.
If you die before the Company pays you all amounts due under paragraph 3 of the Agreement, the remaining amounts will be paid to your surviving spouse in accordance with the terms of this Agreement, at the times the payments would have been made to you had you survived.  If you have no surviving spouse, the payment will be made to your estate.  If you die before May 18, 2007, the date you die will automatically be your new Termination Date.  In such case, however, the lump sum payment described in this paragraph 3.f shall be calculated as if you had remained employed until May 18, 2007.  Plan benefits under paragraph 3.j will be payable under the terms of the applicable plan.

e.
The Company will provide you with 16 bi-weekly payments.  Each of the bi-weekly payments will equal 1/26 of your current annual salary rate.  All payments will be less applicable taxes and withholding.  These payments will be made on CIGNA's regularly scheduled pay days during the period from May 20, 2007 to December 28, 2007.

f.
The Company will make a lump sum payment to you equal to 10 bi-weekly salary payments at your current annual salary rate (less applicable taxes and withholding) on or before March 15, 2008, but no earlier than January 1, 2008.

g.
For the 7-month period ending December 31, 2007, you will be eligible to continue the Company group health care and life insurance coverages you may have on the same basis as active employees.  During this period, your Company Basic Life Insurance coverage will continue at the Company’s expense.  Under federal law (COBRA), you may elect to continue your Company group health care coverage after your Termination Date.  If you elect COBRA coverage, the Company (1) will subsidize the COBRA rates (that is, you will pay the same rates as if you continued to be employed) for medical coverage through December 31, 2007; (2) will not subsidize the rates for medical coverage after December 31, 2007; and (3) will not subsidize the rates for dental coverage.  You will be billed monthly for COBRA coverage. You may convert certain group benefits coverages to individual coverages under the terms of the Company’s benefits program.

h.
On or before March 15, 2008, but no earlier than January 1, 2008, the Company will pay you a cash bonus for service performed in 2007 in an amount equal to 33% of your annual bonus target (less applicable taxes and withholding).

i.
With respect to the previously-awarded Strategic Performance Units (2005, 2006 and 2007) the Company will make a lump sum cash payment to you (less applicable taxes and withholding), on or before March 15, 2008, but no earlier than January 1, 2008, based on a Unit Value of $75 and a prorated number of Units as follows:

Number of Units
78% of units granted for 2005-2007
44% of units granted for 2006-2008
0% of units granted for 2007-2009

j.	Any benefits you may have earned under the CIGNA Deferred Compensation, Pension, Supplemental Pension, and 401(k) Plans will be paid to you under the provisions of those plans.

k.
Until your Termination Date any options on CIGNA Corporation stock that you hold will continue to vest under the terms of the applicable plan and your applicable grant letter, including the attachment to the grant letter that contains terms and conditions that you must continue to honor.  You may exercise vested options only in accordance with the terms of the plan and grants.  Any unexercised and unvested options will expire on your Termination Date in accordance with the terms of the applicable plans and grant letters.

l.	The Company will make a lump sum cash payment to you in the amount of $10,000 (less applicable taxes and withholdings) on or before March 15, 2008, but no earlier than January 1, 2008, for:

(1)	Executive Financial Services through year-end 2007;

(2)	Reasonable tax preparation fees incurred for income tax returns for income through year-end 2007.

m.
The Company will provide you with Executive outplacement, including office space and secretarial staff, in accordance with the Company’s standard program for executive level employees in effect Today.  This will not extend beyond March 15, 2008.

n.
With respect to shares of restricted CIGNA Corporation stock (RSGs) that you hold on your Termination Date, the Company will, on or before March 15, 2008, but no earlier than January 1, 2008, pay you a lump sum cash payment calculated by multiplying the average closing price of a share of CIGNA Corporation stock during the 30-day trading period ending on your Termination Date by the sum of (1) the number of outstanding RSGs awarded to you on March 3, 2003 and (2) 997 of the RSGs awarded to you on August 6, 2006.   The numbers of shares in

(1) and (2) above shall be adjusted as needed for any stock split, stock dividend or other subdivision or combination. The payment will be less applicable taxes and withholding.

o.	You will receive no other money from the Company except as provided in this Agreement.

4.	Acknowledgment and Release of Claims.

a.
You acknowledge that there are various local, state, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation, or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor, and state or local human rights agencies.  Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 (Title VII); the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act (ERISA); 42 U.S.C. Section 1981; the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA), etc., as each may have been amended, and other state and local human or civil rights laws, as well as other statutes which regulate employment; and the common law of contracts and torts.  You acknowledge that the Company has not (i) discriminated against you in contravention of these laws; (ii) breached any contract with you; (iii) committed any civil wrong (tort) against you; or (iv) otherwise acted unlawfully toward you.

You further acknowledge that the Company has paid and, upon payment of the amounts provided for in this Agreement, will have paid you: (1) all salary, wages, bonuses and other compensation that might be due to you; and (2) all reimbursable expenses, if any, to which you may be entitled.

b.
On behalf of yourself, your heirs, executors, administrators, successors and assigns, you hereby unconditionally release and discharge CIGNA, the various Plan Fiduciaries for the benefit plans maintained by or on behalf of CIGNA, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively “Released Person”) from all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that you ever had, may now have, or may later assert against any Released Person, arising out of or related to your employment with, or termination of employment from, the Company.  To the fullest extent permitted by law, this release includes, but is not limited to:  (a) claims arising under the ADEA, the Older Workers Benefit Protection Act, the

Workers’ Adjustment and Retraining Notification Act, ERISA, FMLA, ADA, FLSA, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of your employment with or termination from the Company, including wage claims; (b) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (c) claims under any federal, state or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by you or on your behalf against any Released Person, which you agree to immediately dismiss with prejudice.

For purposes of implementing a full and complete release and discharge of all Released Persons, you expressly acknowledge that this release is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed.  You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein.  Nevertheless, it is your intention to fully, finally, and forever settle and release all such matters, and all claims related thereto, which now exist, may exist, or heretofore have existed between you and any Released Person, whether suspected or unsuspected.  In furtherance of such intention, this Agreement shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

You also understand that by signing this Agreement you are giving up any right to become, and you are promising not to consent to become, a member of any class in a case in which claims are asserted against any Released Person that are related in any way to your employment with or termination of employment from the Company, and that involve events that occurred as of the date you signed this Agreement.  If you, without your prior knowledge and consent, are made a member of a class in any such proceeding, you will opt out of the class at the first opportunity afforded to you after learning of your inclusion.  In this regard, you will execute, without objection or delay, an “opt-out” form presented to you either by the court in which such proceeding is pending or by counsel for any Released Person who is made a defendant in any such proceeding.

c.	This Release does not include (and you and the Company are not releasing):

(1)	any claims against the Company for promises it is making to you in this Agreement;

(2)
any claims for benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates (but your Release does cover any claims you may make for severance benefits beyond those described or referred to in this Agreement and any claims for benefits beyond those provided under the terms of the applicable plan);

(3)	any claims covered by workers compensation or other laws that are not, or may not be, as a matter of law, releasable or waivable;

(4)
any rights you have to indemnification under the Company’s (and, if applicable, any Company affiliate’s) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and any Company Affiliated Party are jointly liable; and

(5)	any claims that you did not knowingly and voluntarily waive your rights under the ADEA.

5.           No Mitigation, No Offset.  You shall have no duty to seek other employment and there shall be no offset against amounts due under this Agreement on account of any remuneration you may receive attributable to any subsequent employment or self-employment.

6.           No Admission of Wrongdoing.  Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.  Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

7.           Applicable Law.  This Agreement is being made in Pennsylvania.  It will be interpreted, enforced and governed under the laws of Pennsylvania (without regard to its conflict of laws principles); provided, however, that your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.           Arbitration.  Without in any way affecting the release in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area.  Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company.  Copies of the Arbitration Policy and Rules and Procedures have been provided to you.  A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter.  Each party shall be liable for its own costs and expenses (including attorneys’ fees).  You and the Company agree to arbitrate anything:

a.	related in any way to this Agreement or how it is interpreted or implemented (including the validity of your ADEA waiver); or

b.
that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).

9.           Final and Entire Agreement.  This Agreement is intended to be the complete, entire and final agreement between you and the Company.  It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any employee benefit plan or terms included in any stock option or restricted stock grant; provided that the covenants and provisions in paragraphs 2, 4 and 8 above supersede in their entirety any similar provisions in any employee benefit plan.  Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.  Any amendment to this Agreement must be in writing and signed by both you and the Company.  Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought.  No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver.  If any provision or portion this Agreement is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.  The parties agree to amend the Agreement to change the timing of any payments under the Agreement as needed to avoid the imposition on you of any penalty tax under section 409A of the Internal Revenue Code.

10.           Indemnification

a.
You shall be entitled to indemnification by the Company (and, if applicable, any other Company affiliate) to the fullest extent permitted or authorized by its (or their) by-laws against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or sustained by you, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which you may be made a party (or are threatened to be made a party) (each a Proceeding), by reason of your having been an officer, employee or director of the Company or an officer, employee or director of any other Company affiliate (including service at the request of or on behalf of CIGNA as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans), whether or not the basis of such Proceeding is your alleged action in an official capacity while serving in such capacities, and such indemnification shall continue as to you even though you have ceased to be an officer, member, employee, consultant or agent of CIGNA or any other entity and shall inure to the benefit of your heirs, executors and administrators.

b.
The Company or applicable affiliate shall advance to you all reasonable costs and expenses that you incur in connection with any Proceeding as provided under the by-laws of the Company or applicable affiliate after receipt by the Company of a written request for such advance that includes an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.  The amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent you are able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

c.
Neither the failure of the Company nor any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by you that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company or any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

d.
Nothing in this paragraph 10 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the by-laws of the Company or any affiliate or any rights you may have under any directors’ and officers’ liability policies maintained by the Company or any affiliates.

11.           Your Understanding.  By signing this Agreement, you admit and agree that:

a.	You have read this Agreement.

b.	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c.
You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.
You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA.

e.	You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

12.           Revoking the Agreement.  You have seven calendar days from the date you sign this Agreement to revoke and cancel it.  To do that, a clear, written cancellation letter, signed by you, must be received by Charlene Parsons, CIGNA Corporation, 1601 Chestnut Street TL18K, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement.  The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

13.           If Legal Action Is Started by You. You understand and agree that the Company's main reason for entering into this Agreement is to avoid lawsuits and other litigation.  Therefore, if any legal action covered by this Agreement (other than claims excluded from the release provisions of this Agreement) is started by you (or by someone else on your behalf) against any Released Person, you agree to withdraw such proceeding or claim with prejudice.

If you fail to withdraw such proceeding or claim within 30 days of receipt of written notice from the Released Person requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:

a.	The Company may withhold or retain all or any portion of the amounts due hereunder until such proceeding or claim is withdrawn by you;

b.	You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under paragraph 3 (except sub-paragraphs 3.a and 3.j); and

c.	You agree to pay the Company the reasonable costs and attorneys' fees it incurs in defending such action.

You represent that as of Today you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement.  (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company or you, as the case may be, may require the other party to execute promptly a release that is legal and enforceable and does not extend to Claims not released under paragraph 4.  If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraphs 3.a and 3.j) and not previously returned to the Company, will be treated as an overpayment.  You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%.  However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 13 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.

This Paragraph 13 is not intended to prevent you from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission or any comparable state human rights agency; provided however, that you expressly waive and relinquish any right you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date you signed this Agreement.  You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.

14.           Representations.  The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable CIGNA plans, including the Incentive Plan); (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

15.           Notices.  Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 16 (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this paragraph 16).  Such communication shall be addressed to you as follows (unless such address is changed in accordance with this paragraph 16):

Scott A. Storrer
[Address]

and to the Company or CIGNA as follows:

Charlene Parsons
CIGNA Corporation
1601 Chestnut Street TL18K
Philadelphia, PA, 19192

However, CIGNA and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

16.           Successors and Assigns.  This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law.  Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of CIGNA or the Company.  In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.

17.           This Agreement is not effective or binding on either party until fully signed by both parties.

The persons named below have signed this Agreement on the dates shown below:

May 1, 2007	/s/ John M. Murabito
Date	John M. Murabito
on behalf of Connecticut General Life Insurance Company

May 1, 2007	/s/ Scott A. Storrer
Date	Scott A. Storrer